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                                                                      Exhibit 38

                              SETTLEMENT AGREEMENT


     SETTLEMENT AGREEMENT, dated as of March 18, 1998 (the "Agreement"), by and among American Bankers Insurance Group, Inc., a Florida corporation ("ABIG"), American International Group, Inc., a Delaware corporation ("AIG") and Cendant Corporation, a Delaware corporation ("Cendant").

     WHEREAS, ABIG, AIG and AIGF, Inc., a wholly owned subsidiary of AIG ("AIGF"), have entered into the Amended and Restated Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, as amended by Amendment No. 1 thereto dated as of January 28, 1998, and as amended and restated as of February 28, 1998 (the "Amended Merger Agreement"), pursuant to which, inter alia, ABIG will be merged (the "Merger") into AIGF and each share of Common Stock, par value $1.00 per share, of ABIG ("ABIG Common Shares") issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, a portion of a share of Common Stock, par value $2.50 per share, of AIG or cash with a value of $58.00;

     WHEREAS, American Bankers and AIG have entered into the Stock Option Agreement, dated as of December 21, 1997, as amended and restated as of February 28, 1998 (the "Amended Stock Option Agreement"), pursuant to which, inter alia, ABIG has granted to AIG an irrevocable option to purchase up to 8,265,626 ABIG Common Shares at a cash purchase price equal to $47.00 per share;

     WHEREAS, on January 27, 1998, AIG gave notice that it exercised its option to purchase all of the 8,265,626 ABIG Common Shares subject to the Amended Stock Option Agreement, but as of the date of execution of this Agreement has not consummated the purchase of any of the ABIG Common Shares subject to the Amended Stock Option Agreement;

     WHEREAS, Season Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Cendant ("Season"), commenced a tender offer on January 27, 1998, to purchase 23,501,260 outstanding ABIG Common Shares at a price of $58.00 per ABIG Common Share;

     WHEREAS, Season revised its tender offer on March 16, 1998, to increase the price to $67.00 per ABIG Common Share; and

     WHEREAS, ABIG, AIG and Cendant believe it is in their respective best interests and in the best interests of their respective stockholders that the uncertainty with respect to the possible acquisition of ABIG be resolved as promptly as practicable.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
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          1.   Upon execution and delivery of this Settlement Agreement by each of the parties hereto, AIG will waive, until 2:00 p.m. on March 23, 1998, clause (iv) of Section 8.3(a) of the Amended Merger Agreement and clause (x) of the second sentence of Section 8.3(a) of the Amended Merger Agreement, to permit ABIG to terminate the Amended Merger Agreement pursuant to Section
8.3(a) thereof at any time after the execution and delivery of this Agreement in order to enter into a definitive acquisition agreement with Cendant, subject to AIG receiving the payments required by Section 2 of this Agreement simultaneously with such termination; it being understood and agreed that no such termination shall be effective unless and until the payments required by
Section 2 hereof have been made. If ABIG does not effectively terminate the Amended Merger Agreement by 2:00 p.m. on March 23, 1998, all the provisions of the Amended Merger Agreement, including, without limitation, clause (iv) of
Section 8.3(a) of the Amended Merger Agreement and clause (x) of the second sentence of Section 8.3(a) of the Amended Merger Agreement, shall apply with full force and effect.

          2. Simultaneously with any termination of the Amended Merger Agreement as contemplated by Section 1 hereof, (x) ABIG shall pay, by wire transfer of same day funds to an account to be designated by AIG, (i) $81,500,000 required to be paid to AIG pursuant to Section 8.5(b) of the Merger Agreement (the "Termination Fee") and (ii) $18,500,000 in satisfaction of ABIG's obligation under Section 1(d) of the Amended Stock Option Agreement (the "Option Cancellation Fee"), (y) upon ABIG and Cendant or any of its affiliates entering into an agreement regarding a merger or other business combination, Cendant shall pay, by wire transfer of same day funds to an account designated by AIG, $5,000,000 to cover AIG's expenses (the "Expense Reimbursement") and (z) AIG shall terminate the Voting Agreement, dated as of December 21, 1997, between AIG and the stockholders of ABIG party thereto. In addition, immediately prior to the consummation of (A) the purchase by Cendant of a majority of the then outstanding ABIG Common Shares or (B) a merger or other business combination involving ABIG and Cendant or an affiliate of Cendant, Cendant shall pay, by wire transfer of same day funds to an account designated by AIG, an additional $5,000,000 to cover AIG's expenses. AIG agrees that if AIG receives all of the payments referred to in clause (x) above, (x) ABIG shall have no further obligation to AIG with respect to the payments required by Section 8.5 or otherwise of the Amended Merger Agreement and (y) the Amended Stock Option Agreement shall be deemed to have been terminated and canceled and AIG shall not be entitled to receive any other cash payments from ABIG or to purchase any ABIG Common Shares pursuant thereto. ABIG hereby acknowledges and agrees that execution of this Agreement by AIG shall be deemed to constitute the request for payment required to be made by AIG pursuant to
Section 1(d) of the Amended Stock Option Agreement.

          3. Each of ABIG and Cendant agree that neither ABIG nor Cendant, nor any of their respective officers, directors, employees, affiliates, agents or other representatives or advisors, including, without limitation, legal, investment banking and accounting advisors,


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(all such persons, collectively "Representatives"), will (i) take any actions or make any claims or encourage or facilitate the taking of any actions or the making of any claims by others, challenging, or seeking to challenge, the validity or enforceability of the fees or the other payments referred to in
Section 2 hereof or seeking to modify, reduce or otherwise deprive AIG of such fees or payments to be paid to it pursuant to this Agreement, the Amended Merger Agreement or the Amended Stock Option Agreement (any such actions or claims being hereinafter referred to as "Fee Claims") or (ii) take any positions or make any oral or written statements publicly or to or before any governmental or regulatory authority, agency, commission, body, court or other governmental entity or any other person that are inconsistent with their respective obligations under this Section 3. ABIG and Cendant each agree that it and its respective Representatives will cooperate in good faith with AIG in defending against any Fee Claims.

     4. AIG agrees that upon payment of the Termination Fee, the Option Cancellation Fee and the Expense Reimbursement, it will take all necessary steps
(i) to withdraw from any proceedings or hearings to be held by or before any insurance regulatory authorities relating to Cendant's Form A applications to obtain approval to acquire control of ABIG and (ii) to withdraw any Form A applications that it has pending to obtain approval to acquire control of ABIG (whether through consummation of the Merger or consummation of the purchase of the ABIG Common Shares subject to the Amended Stock Option Agreement). AIG further agrees that neither it nor any of its Representatives shall take, directly or indirectly, any actions or make any statements intended to frustrate or delay any transaction that may be agreed between ABIG and Cendant pursuant to
Section 1 hereof or to object to the acceptability of Cendant as a controlling person of ABIG.

     5. Subject to and upon (i) termination of the Amended Merger Agreement as contemplated by Section 1 hereof and (ii) ABIG entering into an agreement regarding a merger or other business combination with Cendant or any of its affiliates, each of the parties hereto absolutely, fully and forever releases the other parties and their affiliates, their respective Representatives and shareholders, and their respective successor's and assigns (the "Released Parties") from any and all claims relating to any proposed or actual acquisition of ABIG by Cendant, Season, AIG or AIGF that any party hereto ever had, now has or hereafter can, shall or may have against the Released Parties, from the beginning of the world to the day of the date of this release, including, without limitation, any claims asserted or that could have been asserted in Cendant Corporation et al v. American Bankers Insurance Group, Inc., et al, pending in the United States District Court for the Southern District of Florida, Case No. 98-0159; American International Group. Inc., et al. v. Cendant Corporation, et al., pending in the United States District Court for the Southern District of Florida, Case No. 98-0247; and Cendant Corporation v. National Union Fire Insurance Co., et al., pending in the Superior Court of New Jersey, Morris County, Civil Action No. L-438-98 (collectively the "Civil Actions"), provided, however, that this Section 5 shall not include a release or discharge from any claim to enforce the provisions of this Agreement. Promptly upon



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termination of the Amended Merger Agreement and ABIG entering into an agreement regarding a merger or other business combination with Cendant or any of its affiliates, the parties will enter into and cause to be filed in each of the Civil Actions a Stipulation of Dismissal With Prejudice and Without Costs of all claims pending in those actions, in the form attached as Exhibit I.

6. Each of ABIG, AIG and Cendant hereby represents and warrants to each of the other parties to this Agreement that (i) such party is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite corporate power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby have been duly executed and delivered by a duly authorized officer of such party and constitutes a valid and binding obligation of such party; and (iii) the execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any governmental or regulatory authority, agency, commission, body, court or other governmental entity or any other person and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of such party's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, ordinance, judgment, decree or restriction by which such party or any of its subsidiaries or any of their respective properties or assets is bound;

     7. This Agreement, together with the Amended Merger Agreement and the Amended Stock Option and the other documents referred to therein, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by each of the parties hereto. This Agreement, and all of the parties' respective rights and obligations hereunder, shall survive indefinitely and shall not be affected, altered, abridged or terminated by virtue of the termination or amendment of the Amended Merger Agreement or the Amended Stock Option Agreement.

     8. AIG agrees that, for a period of 90 days following the earlier of the consummation of (A) the purchase by Cendant of a majority of the then outstanding ABIG Common Shares or (B) a merger or other business combination involving ABIG and Cendant or an affiliate of Cendant, AIG and its subsidiaries will not hire any employees of ABIG or any of its subsidiaries as employees of AIG or any of its subsidiaries. AIG further agrees that, for a period of one year following the earlier of the consummation of (A) the purchase by Cendant of a majority of the then outstanding ABIG Common Shares or (B) a merger or other business combination involving ABIG and Cendant or an affiliate of Cendant, AIG and


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its subsidiaries will not solicit any employee of ABIG or any of its subsidiaries for employment by AIG or any of its subsidiaries; provided, however, that AIG and its subsidiaries may engage in general solicitations of employment not specifically directed to employees of ABIG or any of its subsidiaries. The restrictions contained in the first two sentences of this paragraph shall not apply to (i) employees of ABIG or any of its subsidiaries other than officers and other executive or managerial employees or (ii) employees of ABIG or any of its subsidiaries who become former employees and whose employment has been terminated for at least 30 days.

     9. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document, provided that this Agreement shall not become effective until executed by all of the parties hereto.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

     EACH PARTY HERETO AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF DELAWARE AND AGREES TO VENUE IN SUCH COURT. EACH PARTY HEREBY APPOINTS THE SECRETARY OF SUCH PARTY AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

     11. Each party hereto will consult with the other parties hereto before issuing any press release or making any other public statement with respect to the transactions contemplated by this Agreement; and no party shall issue any such press release or make any such statement prior to such consultation except as may be required by law or the applicable rules and regulations of the New York Stock Exchange.

     12. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     13. The parties hereto agree that any breach of the provisions of this Agreement would irreparably injure the other parties hereto and that money damages would be an inadequate remedy therefore. Accordingly, each party hereto shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this


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Agreement and consent to the entry thereof, in addition to any other remedy to which that party is entitled at law or in equity.

     14. This agreement is for settlement purposes only and will not be used by the parties hereto in any litigation, other than litigation arising out of this Agreement.

                                       AMERICAN BANKERS INSURANCE GROUP, INC.

                                       By: /s/ Gerald N. Gaston
                                       Name: Gerald N. Gaston
                                       Title: President and Chief Executive
                                       Officer

                                       AMERICAN INTERNATIONAL GROUP, INC.

                                       By: /s/ Howard I. Smith
                                       Name: Howard I. Smith
                                       Title: Executive Vice President and
                                       Chief Financial Officer

                                       CENDANT CORPORATION

                                       By: /s/ James E. Buckman
                                       Name: James E. Buckman
                                       Title: Senior Executive Vice President

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